UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 1, 2008
Crown Crafts, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7604	58-0678148

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

916 South Burnside Avenue, Gonzales, LA	70737

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (225) 647-9100

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information set forth in Item 5.02 with respect to the Agreement described therein is incorporated in this Item 1.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 1, 2008, pursuant to a Governance and Standstill Agreement (the “Agreement”) dated July 1, 2008 by and among Crown Crafts, Inc. (the “Company”) and Wynnefield Small Cap Value, L.P., Wynnefield Partners Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Channel Partnership II, L.P., Nelson Obus and Joshua Landes (collectively, the “Wynnefield Group”), the Company expanded its board of directors (the “Board”) to eight members and appointed Joseph Kling as a director effective immediately. Pursuant to the Agreement, the Company agreed that Mr. Kling will be nominated for re-election as a director at the Company’s 2008 annual meeting of stockholders. The Company also agreed to use its reasonable best efforts, upon the request of the Wynnefield Group delivered to the Company on or before May 1, 2010, to obtain the resignation from the Board (effective 30 days prior to the latest date that notice of a stockholder’s intention to nominate an individual must be provided to the Company with respect to the election of directors at the Company’s 2010 annual meeting of stockholders) of one director chosen by the Company other than Mr. Kling or a Class I director of the Company. If the Company is unable to obtain such resignation, then under the Agreement it is required to increase the size of the Board to nine members at that time.
     The Agreement also requires that the Board’s Strategic Review Committee present a final report to the Board no later than March 1, 2009 setting forth its analysis and recommendations with respect to strategic options available to the Company to enhance stockholder value.
     In addition, pursuant to the Agreement, the Wynnefield Group has agreed to cease efforts related to its own proxy solicitation, which was described in the Wynnefield Group’s Schedule 13D/A report of beneficial ownership filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2008. The Wynnefield Group has also agreed, during the period beginning July 1, 2008 and ending on the earlier of (x) the date immediately following the date of the Company’s 2009 annual meeting of stockholders and (y) August 31, 2009, (i) not to conduct, support or participate (as part of a group or otherwise) in any proxy or consent solicitations, including, without limitation, with respect to the removal or election of directors, and (ii) not to make statements or announcements that constitute an ad hominem attack on the Company, its officers or its directors. During that period, the Wynnefield Group is permitted by the Agreement to acquire, in the aggregate, up to 20% of the outstanding shares of the capital stock of the Company. Based upon its Schedule 13D/A filed with the SEC on June 30, 2008, the Wynnefield Group owns beneficially approximately 15.6% of the Company’s outstanding common stock as of the date of the Agreement.
     Mr. Kling is currently, and has been since 1989, a consultant to various companies in the toy industry and the infant and juvenile apparel industries, providing consulting and advisory services to companies in connection with mergers and acquisitions, as well as acquisitions of intellectual property licenses and rights. Since April 1991, Mr. Kling has served as president and chief executive officer of MLJ, Inc., his privately-held consulting company. From 1988 to 2007, Mr. Kling served as a member of the board of directors of Russ Berrie and Company, Inc., an NYSE-listed company and a leader in the gift and juvenile products industry. He also served as a member of the compensation committee and audit committee of the board of directors of Russ Berrie. From 1985 to 1989, Mr. Kling also served as Chief Executive Officer of View-Master-Ideal, a toy manufacturer.

     Mr. Kling will receive the standard compensation received by non-employee directors. These compensation arrangements will be described in the Company’s definitive proxy statement to be filed with the SEC with respect to the Company’s 2008 annual meeting of stockholders.
     On July 1, 2008, the Company was also informed that James A. Verbrugge, a Class III director of the Company, has decided that he will not stand for re-election at the Company’s 2008 annual meeting of stockholders so that he may devote more time to other matters. Mr. Verbrugge has served as a director of the Company since July 2001 and is a member of the Audit Committee. Mr. Verbrugge will continue to serve as a director and a member of the Audit Committee until the expiration of his term at the 2008 annual meeting of stockholders. Upon the expiration of his term, the size of the Board will be reduced to seven members.
     The full text of the Agreement is included as Exhibit 10.1 hereto and is incorporated herein by reference. The description contained herein of the Agreement is qualified in its entirety by reference to the terms of such document. The press release issued by the Company regarding these matters is attached as Exhibit 99.2 hereto.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Governance and Standstill Agreement dated July 1, 2008 by and among Crown Crafts, Inc., Wynnefield Small Cap Value, L.P., Wynnefield Partners Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Channel Partnership II, L.P., Nelson Obus and Joshua Landes

99.1	Press Release dated July 2, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWN CRAFTS, INC.
By:	/s/ Amy Vidrine Samson
Amy Vidrine Samson,
Vice President and Chief Financial Officer
Dated: July 2, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Governance and Standstill Agreement dated July 1, 2008 by and among Crown Crafts, Inc., Wynnefield Small Cap Value, L.P., Wynnefield Partners Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Channel Partnership II, L.P., Nelson Obus and Joshua Landes

99.1	Press Release dated July 2, 2008